Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 5, 2018, except for the effects of the reverse stock split discussed in Note 18 to the consolidated financial statements, as to which the date is April 9, 2018, relating to the financial statements, which appears in Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-223877) of Surface Oncology, Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-223877) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

April 18, 2018